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                                  EXHIBIT 21.1

                     SUBSIDIARIES OF LIFELINE SYSTEMS, INC.


Lifeline Systems Securities Corporation
640 Memorial Drive
Cambridge, MA 02139-4851

Incorporated in the Commonwealth of Massachusetts

Lifeline Systems Canada, Inc.
640 Memorial Drive
Cambridge, MA 02139-4851

Incorporated in the Province of Ontario, Canada

Lifeline Systems Export, Inc.
The Financial Services Centre
Bishops Court Hill
St. Michael, Barbados

Incorporated in the Country of Barbados